EXHIBIT 99.1

For Information
Mark A. Hellerstein
Robert T. Hanley
303-861-8140

ST. MARY REPORTS RECORD RESULTS FOR SECOND QUARTER 2005, RECORDS FOURTH CONSECUTIVE QUARTER WITH INCREASING PRODUCTION AND UPDATES GUIDANCE

DENVER, August 3, 2005 – St. Mary Land & Exploration Company (NYSE: SM) today reported record earnings for the second quarter 2005 of $38.3 million or $0.59 per diluted share. Second quarter 2004 earnings were $21.8 million or $0.34 per diluted share. Revenues for the second quarter of 2005 were a record $164.6 million compared to $102.2 million for the second quarter of 2004. Second quarter 2005 Discretionary Cash Flow(1) increased to a record $105.2 million from $64.5 million in the second quarter of 2004. Net cash provided by operating activities increased to $93.4 million in the second quarter of 2005 from $59.9 million in the second quarter of 2004.

Earnings for the first six months of 2005 were $73.4 million or $1.13 per diluted share, compared to $43.3 million or $0.67 per diluted share for the first six months of 2004. Revenues for the first six months of 2005 were $308.4 million compared to $198.6 million for the same period in 2004. Discretionary cash flow for the first six months of 2005 increased to $196.0 million from $120.7 million in the first six months of 2004. Net cash provided by operating activities increased to $185.6 million in the first six months of 2005 from $99.8 million in the first six months of 2004

Daily oil and gas production during the second quarter 2005 averaged a record 239.1 million cubic feet of gas equivalent (MMCFED), up from 198.2 MMCFED in the comparable 2004 period. Average prices realized during the quarter were $6.77 per Mcf and $48.39 per barrel, 26% and 57% higher, respectively, than the realized prices in the second quarter of 2004.

The Company also announced that it has increased its 2005 capital expenditures forecast to $436 million from $418 million. The increase is allocated to the following regions:

Mid-Continent Region	$8 million
Rocky Mountain Region	8 million
Hanging Woman Basin	2 million
ArkLaTex Region	2 million
Gulf Coast Region	(1 million)
Permian Basin Region	(1 million)
Total Increase	$18 million

The changes to the capital expenditures forecast reflect cost increases and additions in the Company’s planned drilling activity in the Mid-Continent, Rocky Mountain and ArkLaTex regions.

Mark Hellerstein, Chairman, President and CEO, commented, “This was another record quarter at St. Mary. We have now increased production and net income for four consecutive quarters. On August 1 we closed a $39 million acquisition of oil and gas properties, principally from Wold Oil Properties, Inc., which included 22.5 BCFE of proved reserves (72% developed), primarily in the Wind River and Powder River Basins. The actual cash paid was $36.7 million after adjustments between the effective and closing dates. We continue to have good drilling results and have several multi-year drilling programs that give us a solid base for future growth. We anticipate our drilling program will provide an increasing rate of production throughout the balance of the year.”

The Company’s forecasts for the third quarter and the full year 2005 are shown below.

3rd Quarter Year
Oil and gas production	22.0 – 23.0 BCFE	85.0 – 88.0 BCFE
Lease operating expenses,
including production taxes and
transportation	$1.55 - $1.70/MCFE	$1.55 - $1.65/MCFE
General and administrative exp.	$0.38 - $0.43/MCFE	$0.34 - $0.39/MCFE
Depreciation, depletion & amort.	$1.57 - $1.63/MCFE	$1.55 - $1.62/MCFE

The estimated future liability for the Net Profits Plan continues to increase with the record level of oil and gas prices realized in the second quarter of 2005. The increase in the liability recognized in the second quarter of 2005 is $12.2 million. The increase in the liability is non-cash and will be paid as future oil and gas revenues are received.

Operational updates for the second quarter 2005 were provided in the Company’s June 29, 2005 press release.

As previously announced, the St. Mary second quarter earnings teleconference call is scheduled for August 4 at 8:00 am (MDT). The call participation number is 888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through August 13 at 800-642-1687, conference number 3038634377. International participants can dial 706-634-6088 to take part in the conference call, and can access a replay of the call at 706-645-9291, conference number 3038634377. In addition, the call will be broadcast live at St. Mary’s website at www.stmaryland.com and this press release and financial highlights attachment will be available before the call at www.stmaryland.com under “News—Press Releases.” An audio recording of the conference call will be available at that site through August 13, 2005.

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” “anticipate,” “intend,” “estimate,” “forecast” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the uncertain nature of the expected benefits from the acquisition of oil and gas properties, the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, the risks of various exploration strategies, production rates and reserve replacement, the imprecise nature of oil and gas reserve estimates, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2004 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(1)

Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, impairments, deferred taxes, exploration expense, stock based compensation expense and non-cash changes in the Net Profits Plan liability, less the cumulative effect of unrealized derivative loss. See the attached financial highlights for a reconciliation of discretionary cash flow to net cash provided by operating activities, a presentation of other cash flow information, and a statement indicating why management believes the presentation of the non-GAAP measure of discretionary cash flow provides useful information to investors.

PR-05-11

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2005
(Unaudited)

PRODUCTION DATA	Three Months Ended			Six Months Ended
	June 30,		Percent	June 30,		Percent
	2005	2004	Change	2005	2004	Change
Average realized price, net of hedging:
Gas (per Mcf)	$ 6.77	$ 5.39	26%	$ 6.50	$ 5.30	23%
Oil (per Bbl)	$ 48.39	$ 30.78	57%	$ 46.88	$ 29.50	59%

Production:
Gas (MMcf)	13,184	11,070	19%	25,231	22,683	11%
Oil (MBbls)	1,428	1,161	23%	2,862	2,302	24%
MMCFE (6:1)	21,754	18,038	21%	42,401	36,494	16%

Daily production:
Gas (Mcf per day)	144,882	121,648	19%	139,398	124,631	12%
Oil (Bbls per day)	15,695	12,762	23%	15,811	12,648	25%
MCFE per day (6:1)	239,053	198,220	21%	234,261	200,516	17%

Margin analysis per MCFE:
Average net realized price, net of hedging	$ 7.28	$ 5.29	38%	$ 7.03	$ 5.15	37%
Lease Operating Expense	0.96	0.95	1%	1.02	0.93	10%
Production Taxes	0.42	0.25	68%	0.45	0.31	45%
General and administrative costs	0.34	0.30	13%	0.32	0.30	7%
Operating margin	$ 5.56	$ 3.79	47%	$ 5.24	$ 3.61	45%
Depletion, depreciation & amortization	$ 1.56	$ 1.15	36%	$ 1.51	$ 1.13	34%

INCOME STATEMENT
(In thousands, except per share amounts)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2005	2004		2005	2004

Operating Revenues:
Oil and gas production revenue	$ 160,421	$ 106,581		$ 298,791	$ 207,787
Oil and gas hedge loss	(2,086)	(11,134)		(526)	(19,733)
Marketed gas revenue	5,551	3,724		8,947	7,297
Gain (loss) on sale of proved properties	(26)	1,581		(26)	1,776
Other revenue	714	1,399		1,206	1,506
	164,574	102,151		308,392	198,633
Operating expenses:
Oil and gas production expense	30,188	21,573		62,347	45,116
Depletion, depreciation, amortization and abandonment liability accretion	33,907	20,673		63,981	41,299
Exploration	9,699	6,569		16,782	11,200
Impairment of proved properties	-	494		-	494
Abandonment and impairment of unproved properties	1,819	966		3,689	1,888
General and administrative	7,481	5,410		13,467	10,987
Change in Net Profits Plan liability	12,175	4,325		16,396	6,485
Marketed gas operating expense	5,227	3,310		8,352	6,721
Derivative loss	241	1,721		1,370	869
Other expense	1,083	525		1,597	1,110
	101,820	65,566		187,981	126,169

Income from operations	62,754	36,585		120,411	72,464
Interest income	98	242		180	386
Interest expense	(2,274)	(1,565)		(4,218)	(3,053)
Income before income taxes	60,578	35,262		116,373	69,797
Income tax expense - current	14,484	7,520		24,907	13,421
Income tax expense - deferred	7,833	5,906		18,102	13,091
Net income	$ 38,261	$ 21,836		$ 73,364	$ 43,285

Basic weighted-avg shares outstanding	56,960	57,167		57,095	58,401
Diluted weighted-avg shares outstanding	66,769	66,121		66,847	67,292

Basic net income per common share	$ 0.67	$ 0.38		$ 1.28	$ 0.74
Diluted net income per common share	$ 0.59	$ 0.34		$ 1.13	$ 0.67

BALANCE SHEET
(In thousands)	June 30,	December 31,
	2005	2004
Working capital	$ 739	$ 12,035
Long-term debt	$ 150,838	$ 136,791
Stockholders' equity	$ 518,420	$ 484,455

Shares outstanding	56,375	56,958

PROVEN RESERVES
	December 31,	December 31,
	2004	2003
Oil (MBbls)	56,574	47,787
Gas (MMcf)	319,196	307,024
MMCFE (6:1)	658,638	593,744

CASH FLOW
(In thousands)

Reconciliation of Discretionary Cash Flow
to Net Cash Provided by Operating Activities:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Discretionary Cash Flow (1)	$ 105,175	$ 64,520	$ 195,959	$ 120,712

(Gain) loss on property sales	26	(1,581)	26	(1,776)
Exploration exp, excluding exploratory dry hole exp	(7,797)	(4,304)	(14,680)	(9,964)
Minority interest & other	(1,339)	(3,749)	(293)	(2,588)
Changes in working capital and deferred taxes	(2,620)	5,015	4,564	(6,565)
Net cash provided by operating activities	$ 93,445	$ 59,901	$ 185,576	$ 99,819

Net cash used in investing activities	$ (75,700)	$ (20,818)	$ (169,978)	$ (62,290)

Net cash used in financing activities	$ (24,697)	$ (29,308)	$ (11,448)	$ (24,775)

(1)    Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, impairments, deferred taxes, exploration expense,stock-based compensation expense, and non-cash changes in the Net Profits Plan liability less the cumulative effect of unrealized derivative loss. The non-GAAP measure of discretionary cash flow is presented since management believes that it provides useful additional information to investors for analysis of St. Mary’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared under GAAP. Since discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among Companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

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